EXHIBIT 99.1

SENOMYX ANNOUNCES CORPORATE UPDATE AND

FOURTH QUARTER AND FULL YEAR 2009 FINANCIAL RESULTS

Highlights Include:

•                  Firmenich’s decision to proceed with commercial development of Senomyx’s S6973 Sucrose Enhancer

•                  New commercial launches by Nestlé and Ajinomoto of products that contain Senomyx flavor ingredients

•                  Positioned to conclude development activities for S6821 Bitter Blocker by end-2010 in preparation for regulatory filings

SAN DIEGO, CA — February 4, 2010 — Senomyx, Inc. (NASDAQ: SNMX), a company focused on using proprietary taste receptor-based technologies to discover novel flavor ingredients for the food, beverage, and ingredient supply industries, today provided a corporate update and reported financial results for the fourth quarter and year ended December 31, 2009.  Revenues were $4.9 million for the fourth quarter of 2009, compared to $3.5 million for the fourth quarter of 2008, an increase of 39%.  As of December 31, 2009, the Company had cash, cash equivalents, and short term investments of more than $31 million.  In the first quarter of 2010, Senomyx will receive an $8 million payment from Firmenich SA, the world’s largest privately-owned fragrance and flavor company, in conjunction with Firmenich’s decision to commercialize Senomyx’s S6973 Sucrose Enhancer.  Senomyx will also receive additional payments from Firmenich for the achievement of milestones, as well as specified expense reimbursements.  S6973 has demonstrated the ability to reduce up to 50% of the sucrose (table sugar) in numerous products while maintaining the taste of natural sugar.

“Senomyx is beginning 2010 with important progress regarding commercialization of our flavor ingredients,” stated Kent Snyder, Chief Executive Officer of the Company.  “We are excited that after a comprehensive evaluation, Firmenich has selected S6973 as the first Senomyx sucrose enhancer to be commercialized.  We believe Firmenich’s strong full-service capabilities, expertise in providing sweet flavor solutions, and roster of major clients makes them the ideal partner to maximize the revenue potential of this unique flavor ingredient.

“We are also pleased to start the year with three of our partners, Nestlé, Ajinomoto, and Firmenich, moving forward with new market introductions of products that contain Senomyx flavor ingredients,” Snyder noted.   Nestlé SA, the world’s largest food and beverage company, has recently introduced products that contain Senomyx savory flavor ingredients in Africa, as well as countries in the Pacific Rim and Latin America.  Ajinomoto Co., Inc., a leading global manufacturer of food and culinary products, has initiated commercialization of products that contain a Senomyx flavor ingredient in Asia and an additional key region.  Firmenich is preparing for initial market introduction of S2383, a highly effective enhancer of the high-intensity sweetener sucralose.

“In addition to our collaborators’ commercialization efforts, Senomyx is looking forward to continued progress with our Discovery & Development programs,” Snyder stated.  “S6821, a promising bitter blocker, has met our requirements for advancement into the development phase, which includes final safety studies in preparation for regulatory filings.  We believe our development activities with S6821 will conclude by year-end, at which time we would be in position to pursue regulatory filings.”  Senomyx has also identified S0812, which interacts with other bitter receptors and has been assessed in successful initial safety studies.  Taste tests have demonstrated that S6821 and S0812, alone or in combination, can provide statistically significant reductions in the bitterness of a variety of product prototypes and food ingredients including tea, cocoa, menthol, Rebaudioside-A (a derivative of the stevia plant), and the widely used sweeteners Acesulfame potassium (Ace-K) and saccharine.

Senomyx is diligent in its efforts to obtain patent coverage for its discoveries and inventions, including taste receptor sequences and functions, screening assays, new flavor ingredients, and product applications.  As of December 31, 2009, Senomyx is the owner or exclusive licensee of 178 issued patents and 322 pending patent applications related to proprietary taste receptor technologies in the U.S., Europe, and elsewhere.

Discovery & Development Program Updates:

Sweet Enhancer Program:  The primary goal for this program is to identify flavor ingredients that allow a significant reduction of sweeteners in food and beverage products while maintaining the desired sweet taste.  Senomyx received a GRAS (Generally Recognized As Safe) regulatory designation for the Company’s S6973 sucrose enhancer in the fourth quarter of 2009.  The GRAS designation allows S6973, which enables up to 50% reduction of sugar in certain foods and beverages, to be incorporated into specified products in the U.S. and in numerous other countries.  S6973 may now be used in baked goods, cereals, gum, condiments and relishes, confectioneries and frostings, frozen dairy offerings, fruit ices, gelatins and puddings, hard and soft candy, jams and jellies, milk products, and sauces.  The Company is also assessing several promising new sucrose enhancers with desirable physical properties that may be advantageous for an even wider variety of applications, including a range of beverages.

Senomyx is achieving very encouraging results from its efforts to discover enhancers of fructose, a key component of high fructose corn syrup, a widely used sweetener.  High fructose corn syrup is the primary sweetener used in carbonated and certain other beverages, especially in North America.  Taste tests are continuing with potential fructose enhancers in order to identify lead candidates for optimization.  The Company is also working to discover enhancers of Rebaudioside-A (also known as Reb-A or rebiana), a sweetener often associated with off-tastes and a lingering aftertaste.  A Reb-A enhancer could allow the usage of lower quantities of Reb-A, maintaining the desired sweetness while reducing unwanted tastes.  Potential enhancers of Reb-A that are active in Senomyx’s screening assays are undergoing further evaluation.

Bitter Blocker Program: The primary goals of this program are to reduce or block bitter taste and to improve the overall taste characteristics of foods, beverages, and ingredients.  S6821 has been advanced into final development activities intended to support regulatory filings.  Another promising bitter blocker, S0812, has demonstrated the ability to block the bitterness of a variety of products and has completed successful initial safety studies.  Senomyx is continuing to evaluate S0812 and other bitter blockers for further development.

In addition, Senomyx is collaborating with Solae on the discovery and development of bitter blockers that modulate and control bitterness in certain soy-based products.  Senomyx bitter blockers have demonstrated a taste proof-of-concept with several representative soy samples from Solae, as well as soy-based product prototypes.

In a new development, Senomyx recently demonstrated that its bitter blockers can provide a statistically significant reduction in the bitterness of certain forms of hydrolyzed whey protein that are used in a variety of nutritional, sports, and diet foods and beverages.

Salt Enhancer Program: The goal of the Salt Enhancer Program is to identify flavor ingredients that allow a significant reduction of sodium in foods and beverages yet maintain the salty taste desirable to consumers.  Senomyx is conducting taste tests with enhancers of both sodium chloride (table salt) and potassium chloride that are active in the Company’s proprietary assays based on SNMX-29, a protein Senomyx believes is involved with human salt taste perception.  In addition to these activities, Senomyx is using various chemistry and biology approaches to explore the role of SNMX-29 and other proteins that may contribute to the perception of salt taste, with the objective of demonstrating a taste proof-of-concept.

Cooling Flavor Program:  The goal of the Cooling Flavor Program is to identify novel cooling flavors that do not have the limitations of currently available agents.  In 2009, Senomyx identified cooling flavors from six different sample classes that demonstrated a taste proof-of-concept.  The Company is currently conducting preliminary taste tests on a subset of these ingredients in order to identify lead candidates for further optimization.

Financial Review:

Revenues were $4.9 million for the fourth quarter of 2009, compared to $3.5 million for the fourth quarter of 2008.  The increase was primarily due to the recognition of revenue related to the Company’s 2009 Sweet Enhancer collaboration with Firmenich.  In 2009, the Company received $12 million in license fee payments related to this collaboration, of which $1.4 million was recognized as revenue in the fourth quarter of 2009.  Revenues were $15.5 million for the year ended December 31, 2009, compared to $17.2 million for the year ended December 31, 2008.  Annual revenue in 2008 included $3.6 million of revenue related to an $8.0 million upfront payment associated with the expansion of the Company’s collaboration with Ajinomoto in August 2007.  The upfront payment was recognized as revenue ratably over the nine month period from August 2007 through April 2008.  This was partially offset by the recognition of revenue in 2009 related to the Company’s 2009 collaboration with Firmenich.  As noted above, in 2009, the Company received $12 million in license fee payments related to this collaboration, of which $2.3 million was recognized as revenue in 2009.

Research and development expenses, including non-cash stock-based compensation expense, were $5.8 million for the fourth quarter of 2009, compared to $7.9 million for the fourth quarter of 2008, a decrease of 26%.  This decrease was primarily due to lower personnel expenses and lower expenditures for research supplies and outside services.  Research and development expenses, including non-cash stock-based compensation expense, were $28.2 million for the year ended December 31, 2009, compared to $31.8 million for the year ended December 31, 2008, a decrease of 11%.  This decrease was primarily due to lower patent expenses associated with the timing of prosecution of the Company’s intellectual property portfolio and lower expenditures for research supplies. Also contributing to this decrease were lower personnel expenses.

General and administrative expenses, including non-cash stock-based compensation expense, were $3.7 million for the fourth quarters of 2009 and 2008, a decrease of 1%.  General and administrative expenses, including non-cash stock-based compensation expense, were $13.7 million for the year ended December 31, 2009, compared to $13.6 million for the year ended December 31, 2008, an increase of 1%.

The net loss for the fourth quarter of 2009 was $0.15 per share, compared to a net loss of $0.26 per share for the fourth quarter of 2008.  The net loss for the year ended December 31, 2009 was $0.85 per share, compared to $0.88 per share for the year ended December 31, 2008.

“Looking back at our 2009 financial results, most importantly, we achieved notable progress in our programs while using significantly less cash than anticipated at the beginning of the year,” said Tony Rogers, Vice President and Chief Financial Officer.  “With respect to revenue, new collaboration revenue was led by our 2009 Sweet Enhancer collaboration with Firmenich.  Under this collaboration, in addition to R&D funding we received $12 million in license payments during the year, of which $2.3 million was recognized as revenue in 2009.  The remaining $9.7 million is included in deferred revenue on the year-end balance sheet and will be recognized as revenue in 2010 and 2011.  Our net loss was in-line with our expectations and within our guidance range, primarily due to our continued focus on expense management.”

2010 Outlook:

“We are providing financial guidance for 2010,” Rogers stated.  “We expect $20 million to $24 million in revenue, including approximately $2 million in commercial revenue.  This commercial revenue projection does not include revenue related to our S6973 sucrose enhancer.  The remaining portion of our revenue projection is anticipated to come from research funding under existing collaborations, extensions of existing collaborations, new collaborations, and achievement of milestones.

“To summarize Senomyx’s revenue recognition timeline associated with the license payments under our 2009 Sweet Enhancer collaboration with Firmenich, we have received or will receive $20 million in license payments under this collaboration.  Of this sum, $12 million was received in 2009 and an additional $8 million is due to be received in Q1 2010.  Associated with the 2009 payments, we recognized $2.3 million in revenue in 2009.  Going forward, we anticipate recognizing as revenue the remaining portion of the $20 million in license payments as follows: $11 million in 2010, and $6.7 million in 2011.

“With respect to 2010 expenses, we are projecting a modest increase in expenses compared to 2009, primarily driven by costs for safety studies related to potential product candidates advancing into development.  We enter 2010 with more than $31 million in cash, cash equivalents, and investments available-for-sale, as well as another $8 million in cash to be received in the first quarter related to a Firmenich license payment.  Going forward in 2010 we will continue to manage our cash utilization carefully,” Rogers noted.

For the full year 2010, Senomyx expects:

•                  Total revenues of $20 million to $24 million

•                  Total expenses of $42 million to $44 million, of which $5 million to $6 million is non-cash, stock-based compensation expense

•                  Net loss of $18 million to $21 million

•                  Basic and diluted net loss of $0.57 to $0.67 per share

•                  Net cash used in operating activities between $14 million and $16 million

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) today to discuss these financial results and provide an update on the Company.  To participate in the live conference call, U.S. residents should dial 888-713-4211, and international callers should dial 617-213-4864, at least 10 minutes prior to the call start time.  The participant passcode for this conference call is 45201978.

Participants may pre-register for the call at anytime, including up to and after the call start time, at https://www.theconferencingservice.com/prereg/key.process?key=PECBLEPL4. Pre-registrants will be issued a pin number to use when dialing into the live call, which will provide quick access to the conference.

To access the live Internet broadcast or a subsequent archived recording, please log onto the Investor Relations section of Senomyx’s website at http://investor.senomyx.com.  The archived webcast will be available for 30 days following the presentation.  Please connect to Senomyx’s website prior to the start of the webcast to ensure adequate time to download any software that may be necessary.

About Senomyx, Inc. (www.senomyx.com)

Senomyx is a leading company using proprietary taste receptor-based technologies to discover and develop novel flavor ingredients in the savory, sweet, salt, bitter, and cooling areas.  The Company has product discovery and development collaborations with global food, beverage, and ingredient supply companies, some of which are currently marketing products that contain Senomyx’s flavor ingredients.  For more information, please visit www.senomyx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding our projected 2010 financial results and anticipated financial condition; the potential future payments that we may receive under the Company’s Sweet Enhancer collaboration agreement with Firmenich; the anticipated timing and scope of commercial launch of products containing Senomyx’s flavor ingredients by our collaborators; the potential uses and commercial value of S6973, S2383 and other sweetness enhancers; Senomyx’s ability or Firmenich’s ability to commercialize S2383 when anticipated and market acceptance of S2383; the progress and capabilities of Senomyx’s discovery and development programs including without limitation statements regarding our ability to confirm the role of SNMX-29 or other proteins in the perception of salt taste and to successfully complete development activities for bitter blockers, other sweetness enhancers and flavor ingredients; and Senomyx’s ability, or Senomyx’s collaborators’ ability, to successfully satisfy all pertinent regulatory requirements and continue to commercialize products incorporating Senomyx’s flavor ingredients in foods and beverages when anticipated or at all. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop and commercialize any flavor ingredients Senomyx may discover; Senomyx may be unable to develop flavor ingredients useful for formulation into products; development activities for new flavor ingredients may not demonstrate an acceptable safety profile; Senomyx or its collaborators may be unable to obtain and maintain the regulatory approval required for flavor ingredients to be incorporated into products that are sold; even if Senomyx or its collaborators receive a regulatory approval and incorporate Senomyx flavor ingredients into products, those products may never be commercially successful; Senomyx flavor ingredients may not be useful or cost-effective for formulation into products; Senomyx’s ability to compete in the flavor ingredients market may decline if Senomyx does not adequately protect its proprietary technologies; and the current economic environment may negatively impact Senomyx’s ability to establish new collaborations and to maintain existing product discovery and development collaborations on acceptable terms. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its Annual Report on Form 10-K under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:
Financial	Investor Relations
Tony Rogers	Gwen Rosenberg
Vice President and Chief Financial Officer	Vice President, Investor Relations & Corporate Communications
Senomyx, Inc.	Senomyx, Inc.
858-646-8304	858-646-8369
tony.rogers@senomyx.com	gwen.rosenberg@senomyx.com

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 Selected Financial Information

Condensed Statements of Operations

(in thousands, except for per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)
Revenues	$4,876	$3,496	$15,511	$17,166

Operating expenses:
Research and development (including $464, $572, $1,936 and $2,312, respectively, of non-cash stock-based compensation)	5,804	7,858	28,201	31,800
General and administrative (including $1,050, $979, $4,117 and $4,000, respectively, of non-cash stock-based compensation)	3,690	3,731	13,682	13,555
Total operating expenses	9,494	11,589	41,883	45,355

Loss from operations	(4,618)	(8,093)	(26,372)	(28,189)

Other income	6	138	207	1,255

Net loss	$(4,612)	$(7,955)	$(26,165)	$(26,934)

Basic and diluted net loss per share	$(0.15)	$(0.26)	$(0.85)	$(0.88)

Weighted average shares used in computing basic and diluted net loss per share	31,088	30,670	30,935	30,602

Condensed Balance Sheets

(in thousands)

	December 31, 2009	December 31, 2008
	(unaudited)

Cash, cash equivalents and investments available-for-sale	$31,074	$40,106
Other current assets	866	942
Property and equipment, net	10,514	13,418
Total assets	$42,454	$54,466

Accounts payable, accrued expenses and other current liabilities	$5,279	$5,908
Deferred revenue	11,193	2,284
Deferred rent	1,400	1,272
Leasehold incentive obligation	7,075	8,062
Stockholders’ equity	17,507	36,940
Total liabilities and stockholders’ equity	$42,454	$54,466